Exhibit 4.29

CONTRACT

FOR

CONSTRUCTION AND SALE

OF

A DRILLSHIP

(HULL NO. 1837)

BETWEEN

DRILLSHIP HYDRA OWNERS INC.

AND

SAMSUNG HEAVY INDUSTRIES CO., LTD.

1. Notice:	25

2. Weather Condition:	25

3. How Conducted:	26

4. Method of Acceptance or Rejection	26

5. Effect of Acceptance:	27

6. Disposition of Surplus Consumable Stores:	28

ARTICLE VII - DELIVERY	29

1. Time and Place:	29

2. When and How Effected:	29

3. Documents to be delivered to BUYER:	29

4. Tender of DRILLSHIP:	30

5. Title and Risk:	31

6. Removal of DRILLSHIP:	31

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)	32

1. Causes of Delay (Force Majeure):	32

2. Notice of Delay:	33

3. Definition of Permissible Delay:	33

4. Right to Rescind for Excessive Delay:	33

ARTICLE IX - WARRANTY OF QUALITY	35

1. Guarantee:	35

2. Notice of Defects:	35

3. Remedy of Defects:	35

4. Extent of BUILDER’s Responsibility	37

ARTICLE X - RESCISSION BY BUYER	38

1. Notice:	38

2. Refundment by BUILDER:	38

3. Discharge of Obligations:	39

ARTICLE XI - BUYER’S DEFAULT	40

1. Definition of Default:	40

2. Effect of Default on or before Delivery of DRILLSHIP:	40

3. Disposal of DRILLSHIP:	41

ARTICLE XII - ARBITRATION	42

1. Decision by the Classification Society:	42

2. Proceedings of Arbitration in London UK.:	42

3. Notice of Award:	43

4. Expenses:	43

5. Entry in Court:	43

6. Alteration of Delivery Date:	43

ARTICLE XIII - SUCCESSOR AND ASSIGNS	44

ARTICLE XIV - TAXES AND DUTIES	45

1. Taxes and Duties Incurred in Korea:	45

2. Taxes and Duties Incurred Outside Korea:	45

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC	46

1. Patents:	46

2. General Plans, Specifications and Working Drawings:	46

ARTICLE XVI - BUYER’S SUPPLIES	47

1. Responsibility of BUYER:	47

2. Responsibility of BUILDER:	48

3. Title:	48

ARTICLE XVII - INSURANCE	49

1. Extent of Insurance Coverage:	49

2. Application of the Recovered Amounts:	49

3. Termination of BUILDER’s Obligation to Insure:	50

ARTICLE XVIII - NOTICE	51

1. Address:	51

2. Language:	51

3. Effective Date of Notice:	52

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT	53

ARTICLE XX - INTERPRETATION	54

1. Laws Applicable:	54

2. Discrepancies:	54

3. Entire Agreement:	54

4. Amendments and Supplements:	54

ARTICLE XXI - CONFIDENTIALITY	55

EXHIBIT “1” VESSEL SPECIFICATION	57

EXHIBIT “2” TOPSIDE SPECIFICATION	58

EXHIBIT “3” DELIVERY AND CONSTRUCTION SCHEDULE	59

EXHIBIT “4” LETTER OF REFUNDMENT GUARANTEE NO	60

EXHIBIT “5” PERFORMANCE GUARANTEE	63

EXHIBIT “6” OPTIONAL ITEMS	64

This Contract, made and entered into on this 17th day of September 2007 by and between DRILLSHIP HYDRA OWNERS INC., a corporation incorporated and existing under the laws of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “BUYER”), on the one part and SAMSUNG HEAVY INDUSTRIES CO., LTD., a corporation incorporated and existing under the laws of the Republic of Korea and having its registered office at 34th Floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857 (hereinafter called the “BUILDER”), on the other part.

W I T N E S S E T H:

In consideration of the mutual covenants herein contained, the BUILDER acknowledges that the Contract is a turn key contract for the construction and sale of a drillship constructed and tested out to be fully ready to drill and fully functioning in accordance with and subject to the terms and conditions of this Contract and Specifications and the BUILDER agrees as described in the Specifications to design, construct, build, launch, equip, test and complete One (1) Drillship composed of a hull part as described in the specification attached hereto as Exhibit “1” of this Contract (hereinafter referred to as the “VESSEL”) and topside part as described in the specification attached hereto as Exhibit “2” of this Contract (hereinafter referred to as “TOPSIDE”) (the VESSEL and TOPSIDE being hereinafter collectively referred to as the “DRILLSHIP”) and in accordance with the Delivery and Construction Schedule attached hereto as Exhibit “3” (said Exhibits 1 through 3 (including all amendments, additions, deletions and variations incorporated into the Specifications for HN. 1674 up to the Effective Date of this Contract) being hereinafter collectively called the “Specifications”) which Specifications have been initialed by representatives of the parties hereto for identification and which Specifications hereby are each incorporated herein by reference hereto and made an integral part of this Contract, at the BUILDER’s shipyard located in Geoje Island, Korea (hereinafter referred to as the “Shipyard”) and to deliver and sell the same to the BUYER, and the BUYER hereby agrees to purchase and accept delivery of the DRILLSHIP from the BUILDER, upon the terms and conditions hereinafter set forth.

ARTICLE I - DESCRIPTION AND CLASS

1.	Description:

The DRILLSHIP, having the BUILDER’s Hull No. 1837, shall be designed, constructed, built, launched, equipped, tested, completed and delivered in accordance with the provisions of this Contract, and the Specifications. To the extent not defined in the Specifications, the DRILLSHIP’s construction is to meet the first-class international shipbuilding and construction standards and practices, including without limitation such standards and practices relating to BUILDER’s Quality Assurance Programs.

2.	Dimensions and Characteristics:

Length, overall	Max. 228 meters
Length, between perpendiculars	abt. 219.4 meters
Breadth, moulded	abt. 42 meters
Depth, moulded	abt. 19 meters
Scantling draft, moulded	abt. 13 meters

Speed, guaranteed: The trial speed shall not be less than 12.0 knots on the transit draught of 8.5 meters and at total thruster motor output of 28,700 KW.

Guaranteed Fuel Consumption, Diesel Generator Prime Drivers (in relation to each engine): The fuel consumption shall be not more than the engine manufacturers’ nominal fuel consumption plus five percent (5) % with engine driven pumps at manufacturer’s shop trial, burning marine diesel having the lower calorific value of 10,200 kCal/kg, at 85% MCR under the environment condition of ISO 3046/1-1986 specified in the Specifications.

Guaranteed Variable Load Capacity: The variable load capacity of the DRILLSHIP will be not less than 20,000 metric tons for drilling and survival conditions without extended well test oil on board as specified in the Specifications.

The details of the aforementioned particulars, as well as the definitions and the methods of measurements and calculations shall be as indicated in the Specifications.

3.	The Classification, Rules and Regulations:

The DRILLSHIP, including its machinery, equipment and outfittings shall be constructed and classified in accordance with the rules and regulations (the editions and amendments thereto being in force) as of the signing date of this Contract and under special survey of American Bureau of Shipping (hereinafter called the “Classification Society”), and shall be distinguished in the register by the symbol of XA1 , “Drilling Unit”, XAMS, XACCU, XDPS-3, NBLES, SH-DLA, XCDS.

Decisions of the Classification Society as to compliance or non-compliance with the classification rules and regulations shall be final and binding upon both parties hereto. Details of its notation shall be in accordance with the Specifications.

The DRILLSHIP shall also comply with the rules, regulations and requirements of the regulatory bodies as described and listed in the Specifications.

The DRILLSHIP will be built and delivered (i) in accordance with the terms of this Contract and the Specifications, (ii) in full compliance and certification to and with the IMO MODU code with amendments, (iii) in full compliance with the regulations, provisions, and requirements included in the Specifications, (iv) in full compliance with the requirements of the Classification Society so as to be classed with the Classification Society as a MODU, and (v) so that the DRILLSHIP will be approved to operate in the United States Gulf of Mexico/the Outer Continental Shelf of the United States, the waters outside West Africa, Central Africa, South Africa, South America, South East Asia, UK, Australia, South Atlantic and in the Mediterranean. The BUILDER will take all action necessary, and remedy at its cost and expense, any deficiency that constitutes a failure to comply with the above requirements.

All fees and charges incidental to the Classification Society and in respect to compliance with the above referred rules, regulations and requirements, as well as all DRILLSHIP design fees and/or royalties (except any royalties for the BUYER’s Supplies), shall be for account of the BUILDER.

4.	HSE Analysis, studies and assessments

The BUYER shall perform HSE Analysis, studies and assessments such as HAZID’s, Risk Analysis, HAZOP’s, Readability and Vulnerability analysis, Working Environment assessment of the DRILLSHIP.

If the finding of such HSE Analysis, studies and assessments demand changes to the design, layout and construction of the DRILLSHIP to make the DRILLSHIP meet the requirements of the Contract, then the BUILDER shall implement such changes in accordance with the findings.

Should the findings lead the BUYER to request changes to the Contract then a Variation Order shall be in accordance with Article V.

The BUILDER shall be responsible for obtaining the Classification Society’s approval of all required plans and drawings of the DRILLSHIP.

5.	Subcontracting

The BUILDER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the DRILLSHIP, provided that the work is carried out at a reputable yard in Korea or at the BUILDER’s wholly owned subsidiaries at Ningbo and Rongcheng in China, where the aggregate value of the works or services to be subcontracted equals or is below Five million five hundred thousand United States Dollars (US$ 5,500,000) but if exceeding such value the BUILDER shall obtain in writing the prior approval of the BUYER (whose approval shall not be unreasonably withheld), but any subcontracting shall always be subject to the condition that the BUILDER shall ensure that the rights of the BUYER and the requirements in the Contract are satisfied and provided for in such work. The BUILDER shall not be relieved from any of its obligations and liabilities under the Contract and shall be responsible for all work, acts, omissions and defaults of any subcontractors as fully as if they were the work, acts, omissions or defaults of the BUILDER.

6.	Registration:

The DRILLSHIP, at the time of its delivery and acceptance, shall be registered at the port of registry by the BUYER under the Malta flag at the BUYER’s expenses.

(End of Article)

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.	Contract Price:

The Contract price of the DRILLSHIP, net receivable by the BUILDER and exclusive of the BUYER’s Supplies (as defined in Paragraph 1 of Article XVI hereof) is Six Hundred Seven Million Three Hundred Seventy Thousand United States Dollars (US$ 607,370,000) (hereinafter referred to as the “Contract Price”). The Contract Price shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.	Adjustment of Contract Price:

Increase or decrease of the Contract Price, if any, due to adjustments thereof made in accordance with the provisions of this Contract shall be adjusted by way of addition to or subtraction from the Contract Price upon delivery of the DRILLSHIP in the manner as hereinafter provided at article III.

The BUYER has the right to exercise the purchase the option as per Exhibit “6” within 3 months after the date of the signing contract. Should the BUYER exercise one of the options, the payment terms of the exercised option items shall be same with that of the Contract, provided that the amount of the first installment shall be paid at the same time of the second installment is due, and the BUILDER will reissue a Refundment Guarantee covering full amount of the adjusted Contract Price to replace the old Refundment Guarantee.

3.	Currency:

Any and all payments by the BUYER to the BUILDER, or vice versa if any, which are due under this Contract shall be made in United States Dollars.

4.	Terms of Payment:

The Contract Price shall be due and payable by the BUYER to the BUILDER in the installments as follows:

(a)	First Installment:

The First Installment amounting to Ninety One Million One Hundred Five Thousand Five Hundred United States Dollars (15%, US$ 91,105,500), less the amount of Five Million United States Dollars (US$ 5,000,000) already paid by the BUYER to the BUILDER as Commitment Fee, making the net sum for this first installment Eighty Six Million One Hundred Five Thousand Five Hundred United States Dollars (US$ 86,105,500) shall be due and payable within five (5) banking days after the receipt of the original Refundment Guarantee.

(b)	Second Installment:

The Second Installment amounting to Ninety One Million One Hundred Five Thousand Five Hundred United States Dollars (15%, US$ 91,105,500) shall be due and payable within three (3) banking days six months after the Effective Date of the Contract upon receipt of the BUILDER’s invoice therefore.

(c)	Third Installment:

The Third Installment amounting to Ninety One Million One Hundred Five Thousand Five Hundred United States Dollars (15%, US$ 91,105,500) shall be due and payable within three (3) banking days from the receipt of the BUILDER’s invoice and a telefax notice from the BUILDER, countersigned by the classification surveyor, certifying that steel cutting for the Drillship has commence but not earlier than 16 months after the second installment.

(d)	Fourth Installment:

The Fourth Installment amounting to Ninety One Million One Hundred Five Thousand Five Hundred United States Dollars (15%, US$ 91,105,500) shall be due and payable within three (3) banking days from the receipt of the BUILDER’s invoice and a telefax notice from the Builder, countersigned by the classification surveyor, certifying that keel laying for the DRILLSHIP has commenced but not earlier than 4 months after the third installment.

(e)	Fifth Installment:

The Fifth Installment amounting to Two Hundred and Forty Two Million Nine Hundred Forty Eight Thousand United States Dollars (40%, US$ 242,948,000) plus or minus any adjustment of the Contract Price under and pursuant to the provisions of this Contract, shall be due and payable upon delivery of the DRILLSHIP or upon tender for delivery of the DRILLSHIP referred to in Paragraph 4 of Article VII of this Contract.

5.	Method of Payment:

(a)	First Installment:

Within five (5) banking days after the receipt of the original Refundment Guarantee, the BUYER shall remit by telegraphic transfer the first installment to the account to be specified in advance in writing by the BUILDER.

(b)	Second, Third and Fourth Installments:

Upon the due date of the second, third and fourth installments, in accordance with Article II, 4 (b), (c) and (d) as appropriate, the BUYER shall remit by telegraphic transfer each of the respective installments to the account to be specified in advance in writing by the BUILDER.

(c)	Fifth Installment:

At least three (3) banking days prior to the anticipated delivery date of the DRILLSHIP, the BUYER shall remit by telegraphic transfer the fifth installment to the bank specified in advance in writing by the BUILDER in the name of the BUYER’s bank with instructions of the amount so remitted to be payable to the BUILDER against a copy of PROTOCOL OF DELIVERY and ACCEPTANCE OF THE DRILLSHIP signed by the BUYER and the BUILDER.

Simultaneously with each of all such payment, the BUYER shall cause the BUYER’s BANK to advise the BUILDER’s BANK of the details of such payments by authenticated bank cable or telefax.

No payment due under this Contract shall be delayed, suspended or withheld by the BUYER on account of any dispute or disagreement between the parties hereto. Any claim that the BUYER may have against the BUILDER hereunder shall be settled and liquidated separately from any payment by the BUYER to the BUILDER hereunder.

6.	Notice of Payment before Delivery:

With the exception of the first installment, the BUILDER shall give the BUYER Ten (10) banking days prior notice in writing or telefax or telex of the anticipated due date and amount of each installment payable on or before delivery of the DRILLSHIP.

7.	Expenses:

Expenses and bank charges for remitting payments and any taxes, duties, expenses and fees referred to in paragraph 2 of Article XIV of this Contract connected with such payment shall be for account of the BUYER.

8.	Prepayment:

Prepayment of any installment due on or before delivery of the DRILLSHIP shall be subject to mutual agreement between the parties hereto.

(End of Article)

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

1.	Delivery:

(a)

No adjustment shall be made and the Contract Price shall remain unchanged for the first 30 days of delay in delivery of the DRILLSHIP beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o’clock midnight of the 31st day of delay).

(b)

If the delivery of the DRILLSHIP is delayed more than 30 days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the 31st day after the Delivery Date, the Contract Price shall be reduced by the sum of Hundred and twenty thousand United States Dollars (US$ 120,000) for each full day for which thereafter delivery is delayed.

However, the total reduction in the Contract Price pursuant to this Paragraph (b) shall not be more than as would be the case for a delay of 180 days counting from midnight of the 31st day after the Delivery Date at the above specified rate of reduction.

(c)	However, if the delay in delivery of the DRILLSHIP should continue for a period of 210 days from the Delivery Date in Paragraph 1 of Article VII, then in such event, and after such period has expired, the BUYER may, at its option, rescind this Contract in accordance with the provisions of Article X hereof.

The BUILDER may, at any time after the expiration of the aforementioned 210 days of delay in delivery, if the BUYER has not served notice of rescission as provided in Article X hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within Twenty (20) days after such demand is received by the BUYER, notify the BUILDER of its intention either to rescind this Contract or to consent to the acceptance of the DRILLSHIP at a specified future date which date BUILDER represents to BUYER is the earliest date BUILDER can deliver the DRILLSHIP to BUYER under this Contract, based on the circumstances then known. If the BUYER shall not make an election within Twenty (20) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the delivery date to the future delivery date indicated by the BUILDER and it being understood by the parties hereto that if the DRILLSHIP is not delivered by such specified date, the BUYER shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

(d)	If, at the time of actual delivery the BUYER has entered into an unconditional charter contract providing for the immediate deployment of the DRILLSHIP to provide services in return for the payment of cash consideration upon delivery of the DRILLSHIP (the “Delivery Contract”), and, should Delivery occur before twelve o’clock midnight on the Delivery Date and the third party accepts to take such early delivery under the Delivery Contract, then in such event, the final installment of the Contract Price shall be increased by the sum of Seventy five thousand United States Dollars (US$ 75,000) for each full day of early delivery, beginning at the time of actual delivery of the DRILLSHIP until twelve o’clock midnight on December 31, 2010, provided that the aggregate increases to the Contract Price for early delivery of the DRILLSHIP shall not exceed Three million United States Dollars (US$ 3,000,000) (the “Bonus”).

(e)	For the purpose of this Article, the delivery of the DRILLSHIP shall be deemed to be delayed when and if the DRILLSHIP, after taking into account all postponements of the Delivery Date by reason of permissible delay as defined in Article VIII and/or any other reason under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

2.	Speed:

(a)	The Contract Price shall not be affected or changed by reason of the trial speed (as determined according to the Specifications) being less than the guaranteed speed, if such variation is not more than 0.5 knots.

(b)	However, commencing with and including such deficiency of 0.5 knots in trial speed below the guaranteed speed of the DRILLSHIP, the Contract Price shall be reduced by Eighty thousand United States Dollars (US$ 80,000) for each 0.1 knot below the guaranteed speed.

(c)	If the deficiency in the speed upon final sea trial is more than one (1) knot below the guaranteed speed of the DRILLSHIP, then the BUYER may, at its option, reject the

DRILLSHIP and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the DRILLSHIP at a reduction in the Contract Price at a rate of One Hundred Thousand United States Dollars (U$ 100,000) for each 0.1 knot below 11.5 knots.

3.	Fuel Consumption for the Diesel Generator Prime Drivers:

(a)	The Contract Price shall not be affected or changed in case the actual fuel consumption for each engine, as determined by the shop trial as specified in the Specifications, is not more than one percent (1%) in excess of the Guaranteed Fuel Consumption specified in Paragraph 3 of Article I.

(b)	However, in the event that the actual fuel consumption of any engine at the shop trial is in excess of one percent (1%) of the Guaranteed Fuel Consumption, the Contract Price shall be reduced by the sum of Forty thousand United States Dollars (US$ 40,000) for each one percent (1%) per engine by which the actual fuel consumption of any engine exceeds the Guaranteed Fuel Consumption plus One percent (1%).

(c)	The BUYER has an option to reject the DRILLSHIP and rescind the Contract in accordance with the provisions of Paragraphs 2, 3 and 4 of Article X - RESCISSION BY BUYER hereof in the event the actual fuel consumption of any engine is more than five percent (5%) in excess of the Guaranteed Fuel Consumption.

4.	Variable Load Capacity:

(a)	In the event that the actual Variable Load Capacity of the DRILLSHIP is more than 500 metric tons below the Guaranteed Variable Deck Load Capacity of the DRILLSHIP, then the Contract Price shall be reduced by Four thousand United States Dollars (US$ 4,000) per each metric ton of the shortfall below 19,500 metric tons.

(b)	In the event that the actual Variable Load Capacity of the DRILLSHIP is more than 1,500 metric tons below the Guaranteed Variable Load Capacity of the DRILLSHIP, then the BUYER may at its option reject the DRILLSHIP and rescind the Contract in accordance with the provisions of Paragraphs 2, 3 and 4 of Article X - RESCISSION BY BUYER hereof or accept the DRILLSHIP at a reduction in the Contract Price of Four million United States Dollars (US$ 4,000,000).

5.	Effect of Rescission:

It is expressly understood and agreed by the parties that in any case, if the BUYER rescinds this Contract under this Article, the BUYER shall not be entitled to any liquidated damages, or any other recourse unless by means of the provisions of Article X hereof.

(End of Article)

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.	Approval of Plans and Drawings:

Approved plans and drawings of the BUILDER’s HN. 1674 (including all amendments, additions, deletions and variations incorporated into the Specification up to the date of this Contract signing) shall be deemed to be approved by the BUYER and shall be applied to the Drillship. The BUILDER shall be exempted from the approval of the BUYER for the plans and drawings in accordance with the Specifications. All plans and drawings, which are modified by the BUILDER shall, however, be subject to approval by the BUYER in accordance with Article V.

2.	Appointment of BUYER’s Supervisor:

The BUYER may send to and maintain at the Shipyard, at the BUYER’s own cost and expense, one supervisor (herein called the “Supervisor”) who shall be duly authorized in writing by the BUYER, which authorization shall be described in a separate letter to be sent to the BUILDER prior to the Supervisor’s arrival, to act on behalf of the BUYER in connection with the modifications of the Specifications, adjustments of the Contract Price and Delivery Date in writing, approval of the plans and drawings, attendance to the tests and inspections relating to the DRILLSHIP, its machinery, equipment and outfittings, and any other matters for which he is specifically authorized by the BUYER. The Supervisor may appoint assistant(s) to attend at the Shipyard for the purposes as aforesaid. In the event that assignment, novation or resale occurs under the Article XIII and as a result, BUYER’s Supervisor is changed during the construction of the DRILLSHIP, any and all matters determined by mutual agreement between the BUYER’s Supervisor and the BUILDER prior to the dispatch of a new Supervisor shall be accepted and complied by the new Supervisor. In case two or more Supervisors are dispatched to the Shipyard and authorized to perform the supervision, each of them will form uniform opinions between them to keep the design and specifications so as not to adversely affect the Contract Price and Delivery of the DRILLSHIP. In the event of any additional costs attributable to dispatch of two or more Supervisors due to resale, novation, charter or any other occurrence otherwise resulting from the BUYER side, such costs shall be solely borne by the BUYER and the BUYER shall reimburse and hold harmless the BUILDER from any such costs and expenses.

3.	Inspection by the Supervisor:

The necessary inspections of the DRILLSHIP, its machinery, equipment and outfittings shall be carried out by the Classification Society, other regulatory bodies and/or the Supervisor throughout the entire period of construction in order to ensure that the design, construction, building, launching, equipping, testing and completion of the DRILLSHIP is duly performed in accordance with the Contract and the Specifications.

The BUILDER shall give a written notice to the Supervisors reasonably in advance of the date and place of tests and inspections for the convenience of their attendance. Failure of the Supervisors to be present at such tests and inspections after due notice to them as above provided, shall be deemed to be a waiver of their right to be present. In such cases, the BUYER shall be obliged to accept the results of such tests and inspections on the basis of the BUILDER’s certificate subject to acceptance by the Classification Society.

Whether or not the Supervisors have been present, the BUILDER shall promptly deliver to the BUYER or the Supervisors a copy of the results of all tests and inspections.

For tests or inspections outside the Shipyard sufficient advance notice to allow for the Supervisor to arrange transportation shall be given. This advance notice should not be less than three (3) days for tests or inspection that require air travel for attendance.

The inspection schedule must be reasonable at all times in order to allow the Supervisor to carry out their duties properly and inspections must be spread over reasonable time, but in follow building schedule at the same rate.

BUILDER may request BUYER’s Supervisor to attend the inspection and tests during public holidays and weekends and/or Company holidays in order to keep BUILDER’s construction schedule. BUYER’s Supervisor shall fully cooperate with BUILDER and promptly attend such inspection/tests including those for surface preparation and painting work, which are especially vulnerable to weather condition and time interval. However, BUILDER shall keep such inspection and tests to a minimum and only when the inspection and tests affect BUILDER’s construction schedule. The BUILDER’s prior notice of such inspection/test schedule shall be informed to the BUYER’s Supervisor one (1) day in advance as a minimum.

If any of the BUYER’s Supervisors discover any construction, material or workmanship which is not deemed to conform to the requirements of this Contract and/or the Specifications, the BUYER’s Supervisors shall promptly give the BUILDER a notice in writing that such alleged non-conformity exists. Upon receipt of such notice from the BUYER’s Supervisor, the BUILDER shall correct such non-conformity, if the BUILDER agrees to his view. Any disagreement shall be resolved in accordance with Paragraph 1 of Article XII and shall to the extent possible not prevent the progress of the construction and the timely delivery of the DRILLSHIP.

If, following such disagreement, the Classification Society or the arbitrator enters a determination in favor of the BUYER, then in such case the BUILDER shall immediately correct such non-conformity subject to Article VI 4. (b). If the Classification Society or the arbitrator enters a determination in favor of the BUILDER, then the time for delivery of the DRILLSHIP shall be extended for the period of any actual delay in construction, if any, occasioned by such proceedings (but not by any time by which the period is extended owing to the BUILDER’s own default), and the BUYER shall pay the BUILDER interest at the rate of five percent (5%) per annum on the outstanding Instalments of the Contract Price for the said period of delay.

In working hours during construction of the DRILLSHIP until delivery thereof, the BUYER’s Supervisors shall, subject to the reasonable requirements of the Shipyard’s work program and safety control, be permitted free and ready access to the DRILLSHIP, her machinery and equipment, and to any other place where work on the DRILLSHIP is being done, or materials are being processed or stored in connection with the construction of the DRILLSHIP, including the yards, workshops, stores and offices of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work or storing materials in connection with the DRILLSHIP’s construction.

4.	Facilities:

The BUILDER shall furnish the Supervisor and his assistant(s) with adequate office space and such other reasonable facilities according to the BUILDER’s practice at or in the immediate vicinity of the Shipyard as may be necessary to enable them to effectively carry out their duties. The BUYER shall pay for all such facilities other than office space at the BUILDER’s normal rate of charge.

5.	Liability of BUILDER:

The BUILDER agrees to fully protect, defend, indemnify and hold BUYER harmless from and against all liabilities, obligations, claims or actions for personal injury or death arising out of performance by BUILDER or BUYER of their obligations hereunder prior to the acceptance by BUYER of the DRILLSHIP, and asserted by or on behalf of,

(i) any employee, agent, contractor, or subcontractor of BUILDER, or

(ii) any employee of any agent, contractor, or subcontractor of BUILDER, regardless of the basis of such claims and even if such claims should arise out of the sole or concurrent fault or negligence of BUYER, or any employee, agent, contractor or subcontractor of BUYER.

Similarly, the BUYER agrees to fully protect, defend, indemnify and hold BUILDER harmless from and against all liabilities, obligations, claims or actions for personal injury or death arising out of performance by BUILDER or BUYER of their obligations hereunder prior to the acceptance by BUYER of the DRILLSHIP, and asserted by or on behalf of,

(i) any employee, agent, contractor, or subcontractor of BUYER, or

(ii) any employee of any agent, contractor, or subcontractor of BUYER, regardless of the basis of such claims and even if such claims should arise out of the sole or concurrent fault or negligence of BUILDER, or any employee, agent or subcontractor of BUILDER.

6.	Responsibility of BUYER:

The BUYER shall undertake and assure that the Supervisor shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the BUILDER, which BUILDER represents and confirms is in all material respects in accordance with normal shipbuilding practice and in such a way so as to avoid any unnecessary increase in building cost, delay in the construction of the DRILLSHIP, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the Supervisor who is deemed unsuitable and unsatisfactory for the proper progress of the DRILLSHIP’s design, construction, building, launching, equipping, and completion. The BUYER shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently possible.

7.	Delivery and Construction Schedule:

Attached hereto as Exhibit “3” is a tentative Delivery and Construction Schedule, and within one hundred and eighty (180) days after the date of this Contract, BUILDER shall deliver or cause to be delivered to BUYER a final Delivery and Construction Schedule (herein, as from time to time amended with notice to the BUYER, referred to as the “Schedule”), prepared in reasonable detailed schedule and setting forth the estimated time table for the design, construction, building, launching, equipping, testing and completion of the DRILLSHIP, it being understood that the Schedule may be used by BUYER for purposes of verifying and measuring the progress being made under the terms of this Contract. In the event the actual progress of the construction of the DRILLSHIP is lagging behind the Schedule, the BUILDER shall issue a recovery plan to overcome such lagging so that the planned Delivery Date shall not be affected.

During the course of performance of this Contract the BUILDER shall submit to the BUYER on a monthly basis;

a)	a status report on the DRILLSHIP’s construction as compared with the Schedule;

b)	a report setting out the actual progress in performance of this Contract during the previous month as compared with the Schedule, including monthly progress photographs illustrating the progress of the construction;

c)	a list of modifications or changes (if any) agreed during the previous month;
d)	a document register showing the status of document preparation and planned and actual completion of documents.

(End of Article)

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1. How Effected:

The Specifications may be modified and/or changed by written agreement of the parties, however, that any modifications and/or changes requested by the BUYER or an accumulation of such modifications and/or changes will not adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments and if the BUYER shall assent to adjustment of the Contract Price, time for delivery of the DRILLSHIP, other terms and conditions of this Contract and the Specifications occasioned by or resulting from such modifications and/or changes. The BUILDER hereby agrees to exert its best efforts to accommodate such reasonable request by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time that is reasonably possible.

Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the DRILLSHIP together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract or the Specifications occasioned by such modifications and/or changes.

The aforementioned agreement to modify and/or change the Specifications may be effected by an exchange of letters signed by the authorized representatives of the parties hereto, or telefax confirmed in writing, manifesting such agreement. Such letters and confirmed message exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications, and such letters and message shall be incorporated into this Contract and made a part hereof.

The failure of the parties to agree on the increase or decrease in the Contract Price, or extension or reduction in the time of delivery, if any, for any modifications or changes requested by the BUYER shall not prevent the BUILDER from performing any agreed work so as not to prevent the proper progress of the DRILLSHIP’s design, construction, building, launching, equipping, testing and completion, but shall be dealt with in accordance with Article XII.

The BUILDER may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the BUYER’S approval that shall not be unreasonably withheld.

2.	Changes in Rules of Classification Society, Regulations, etc.:

If, after the Effective Date of this Contract, any requirements as to Classification Society, or as to the rules and regulations to which the construction of the DRILLSHIP is required to conform, are altered or changed by the Classification Society or regulatory bodies authorized to make such alterations or changes, either of the parties hereto, upon receipt of information thereof, shall transmit such information in full to the other party in writing within fourteen (14) days after receipt of the said information and thereafter the BUYER shall instruct the BUILDER in writing if such alterations or changes shall be made in the DRILLSHIP or not, in the BUYER’S sole discretion.

(a)	However, if such alterations or changes are compulsory for the construction of DRILLSHIP, the BUILDER shall incorporate such alterations or changes into the construction of the DRILLSHIP, provided that the parties shall agree on any increase or decrease in the Contract Price, extension or reduction in time of delivery of the DRILLSHIP and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

(b)	If such alterations or changes are not compulsory for the construction of the DRILLSHIP, but the BUYER desires to incorporate such alterations or changes into the construction of the DRILLSHIP, then the BUYER shall notify the BUILDER in writing of such intention within fourteen (14) days after receipt of the said information. The BUILDER shall accept such alterations or changes, provided that the parties shall agree on any increase or decrease in the Contract Price, extension or reduction in time of delivery of the DRILLSHIP and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

Such agreement of the BUYER shall be effected in the same manner as provided in Paragraph 1 of this Article for modifications and/or changes of the Specifications. The failure of the parties to agree on the increase or decrease in the Contract Price, or extension or reduction in the time of delivery, if any, for any modifications or changes requested by the BUYER shall not prevent the BUILDER from performing any agreed work so as not to prevent the proper progress of the DRILLSHIP’s design, construction, building, launching, equipping, testing and completion, but shall be dealt with in accordance with Article XII.

3.	Substitution of Materials:

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the DRILLSHIP can not be procured in time to effect timely delivery of the DRILLSHIP, or are in short supply, (other than as the result of any neglect or omission on the part of the BUILDER) the BUILDER may, provided the BUYER so agrees in writing, supply other materials and equipment of the best available and like quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the DRILLSHIP must comply. Any agreement as to such substitution of materials shall be effected in the manner as provided in Paragraph 1 of this Article, and shall, likewise, include decrease or increase in the Contract Price and other terms and conditions of this Contract affected by such substitution.

(End of Article)

ARTICLE VI - TRIALS AND ACCEPTANCE

1.	Notice:

The sea trial shall start when the DRILLSHIP is reasonably completed in all material respects according to the Specifications, and otherwise any and all tests or trials shall be performed and notified as per the Specifications.

The BUILDER shall give the BUYER at least Thirty (30) days estimated prior notice and seven (7) days confirming prior notice in writing or by telefax confirmed in writing of the time and place of the sea trial of the DRILLSHIP, and the BUYER shall promptly acknowledge receipt of such notice. The BUYER shall have its representative and his assistant(s) on board the DRILLSHIP to witness such sea trial.

Failure in attendance of the BUYER’S representative at the sea trial of the DRILLSHIP for any reason whatsoever after due notice to the BUYER as above provided shall be deemed to be a waiver by the BUYER of its right to have its representative on board the DRILLSHIP at the sea trial, and the BUILDER may conduct the sea trial without attendance of the BUYER’S representative, and in such case the BUYER shall be obligated to accept the DRILLSHIP on the basis of certificates of the Classification Society and a certificate of the BUILDER stating that the DRILLSHIP, upon sea trial, is found to conform to this Contract and the Specifications.

2.	Weather Condition:

The sea trial and any other tests and trials of the DRILLSHIP as per the Specifications shall be carried out under the weather condition that is deemed favorable enough by the judgment of both the BUYER and the BUILDER and as per the Specifications. In the event of unfavorable weather on the date specified for the sea trial or other tests and trials as per the Specifications, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the sea trial or other tests and trials of the DRILLSHIP as per the Specifications, the weather should suddenly become so unfavorable that orderly conduct of the test or trial can no longer be continued, the test or trial shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent in writing to acceptance of the DRILLSHIP on the basis of the tests and trials already made before such discontinuance has occurred.

Any delay of sea trial caused by such unfavorable weather condition shall operate to postpone the Delivery Date by the period of the delay involved and such delay shall be deemed as permissible delay in the delivery of the DRILLSHIP.

3.	How Conducted:

(a)	The sea trial and any other tests and trials as per the Specifications shall be conducted in the manner prescribed in the Specifications, and shall prove full fulfillment of the performance requirements for the trial run as set forth in the Specifications.

(b)	All risk and expenses in connection with the sea trial and any other tests and trials are to be for account of the BUILDER and the BUILDER shall provide, at its own expense, fuel oil, lubes, stores and the necessary crew to comply with conditions of safe navigation.

(c)	Notwithstanding above (b), the BUYER shall provide drilling crews at it’s own expense during tests and trials for drilling system. The crews shall perform the tests and trials under the BUILDER’S responsibility and risk and familiarized themselves with the system for the final take over of the Drillship.

4.	Method of Acceptance or Rejection.

(a)	Upon completion of the sea trial, the BUILDER shall give the BUYER a notice by telefax of completion of the trial run, as and if the BUILDER considers that the results of trial run indicate conformity of the DRILLSHIP to this Contract and the Specifications. The BUYER shall, within Five (5) days after receipt of such notice from the BUILDER, notify the BUILDER by telefax of its acceptance or rejection of the DRILLSHIP’s conformity to this Contract and Specifications.

(b)	However, if the result of the sea trial is unacceptable, or if the DRILLSHIP, or any part or equipment thereof, (except a defect in the BUYER’S supplies not being the responsibility of the BUILDER) does not conform to the requirements of this Contract and/or the Specifications, or if the BUILDER is in agreement to non conformity as specified in the BUYER’S notice of rejection, then, the BUILDER shall take necessary steps to correct such non-conformity.

Upon completion of correction of such non-conformity, and re-test or trial if necessary, the BUILDER shall give the BUYER notice thereof by telefax confirmed in writing.

The BUYER shall, within Five (5) days after receipt of such notice from the BUILDER, notify the BUILDER of its acceptance or rejection of the DRILLSHIP.

(c)	In the event that the BUYER rejects the DRILLSHIP, the BUYER shall indicate in detail in its notice of rejection in what respect the DRILLSHIP, or any part or equipment thereof (except a defect in the BUYER’S supplies not the responsibility of the BUILDER) does not conform to this Contract and/or the Specifications.

(d)	In the event that the BUYER fails to notify the BUILDER by telefax confirmed in writing of the acceptance of or the rejection together with the reason therefore of the DRILLSHIP within the period as provided in the above Sub-paragraph (a) or (b), the BUYER shall be deemed to have accepted the trial results and/or the DRILLSHIP, as appropriate.

(e)	Any dispute between the BUILDER and the BUYER as to the conformity or non conformity of the DRILLSHIP to the requirements of this Contract and/or the Specifications shall be submitted for final decision in accordance with Article XII hereof.

(f)	The BUYER shall not be entitled to refuse acceptance of the DRILLSHIP by reason of any minor or insubstantial non-conformity with this Contract and the Specifications. For the purpose of this Sub-paragraph, a minor or insubstantial non conformity shall mean a non-conformity that does not impair the safe or efficient operation of the DRILLSHIP and shall exclude any non-conformities affecting compliance with the rules and regulations of the Classification Society and other relevant Regulatory Bodies of the DRILLSHIP as defined in the Specifications. The BUILDER shall remain obliged to correct and/or remedy such minor or insubstantial non-conformities as soon as reasonably possible following delivery of the DRILLSHIP.

5.	Effect of Acceptance:

Acceptance of the DRILLSHIP as above provided shall be final and binding so far as conformity of the DRILLSHIP to this Contract and the Specifications is concerned and shall preclude the BUYER from refusing formal delivery of the DRILLSHIP as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof. However, the BUYER’S acceptance of the DRILLSHIP shall not affect the BUYER’S rights under Article IX hereof.

6.	Disposition of Surplus Consumable Stores:

Any fuel oil furnished and paid for by the BUILDER for sea trial remaining on board including in systems and pipes of the DRILLSHIP, at the time of acceptance of the DRILLSHIP by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’S purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the DRILLSHIP.

The BUILDER shall pay the BUYER at the time of delivery of the DRILLSHIP an amount for the consumed quantity during sea trial of any lubricating oil and greases which were furnished and paid for by the BUYER, if any, at the BUYER’S purchase price thereof.

(End of Article)

ARTICLE VII - DELIVERY

1.	Time and Place:

The DRILLSHIP shall be delivered by the BUILDER to the BUYER at the Shipyard on or before December 31, 2010 (unless delays occur in the construction of the DRILLSHIP or in any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date of delivery, in which event, the aforementioned date for delivery of the DRILLSHIP shall be changed accordingly) or, such earlier date after completion of the DRILLSHIP according to this Contract and the Specifications.

The aforementioned date, or such earlier or later date to which the requirement of delivery is advanced or postponed pursuant to this Contract, is herein called the “Delivery Date”.

2.	When and How Effected:

Provided that the BUILDER and the BUYER shall have fulfilled all of their obligations stipulated under this Contract, the delivery of the DRILLSHIP shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the DRILLSHIP by the BUILDER and acceptance thereof by the BUYER.

3.	Documents to be delivered to BUYER:

Upon delivery and acceptance of the DRILLSHIP, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE.

(a)	PROTOCOL OF TRIALS of the DRILLSHIP made pursuant to the Specifications.

(b)	PROTOCOL OF INVENTORY of the equipment of the DRILLSHIP, including spare parts and the like, as specified in the Specifications.

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under paragraph 6 of Article VI hereof.

(d)	ALL CERTIFICATES including the BUILDER’S CERTIFICATE required to be furnished upon delivery of the DRILLSHIP pursuant to this Contract and the Specifications.

It is agreed that if, through no fault on the part of the BUILDER, the Classification certificates and/or other certificates are not available at the time of delivery of the DRILLSHIP, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates as promptly as possible after such certificates have been issued.

Application and certificate for statutory inspections for the registry of the DRILLSHIP shall be arranged by the BUYER at its expense.

(e)	DECLARATION OF WARRANTY of the BUILDER that the DRILLSHIP is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’S title thereto, and in particular that the DRILLSHIP is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by Korean Governmental Authorities or any other Authorities, as well as all liabilities of the BUILDER to its subcontractors, employees and crew, and of all the liabilities arising from the operation of the DRILLSHIP in trial runs, or otherwise, prior to delivery.

(f)	DRAWINGS AND PLANS and any other technical documentation pertaining to the DRILLSHIP as stipulated in the Specifications

(g)	COMMERCIAL INVOICE.

(h)	Bill of Sale to be notarized and apostiled

(i)	Builder’s Resolution of Board of Directors to be notarized and apostiled

(j)	Power of Attorney to be notarized and apostiled

(k)	Goodstanding Certificate

(1)	Confirmation by ABS to Malta Maritime Authority

(m)	Builder’s Certificate

4.	Tender of DRILLSHIP:

If the BUYER fails to take delivery of the DRILLSHIP after completion thereof according to this Contract and the Specifications without any justifiable reason, the BUILDER shall have the right to tender delivery of the DRILLSHIP after accomplishment of all BUILDER’S obligations as provided herein.

5.	Title and Risk:

Title to and risk of loss of the DRILLSHIP shall pass to the BUYER only upon the delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of damage to or loss of the DRILLSHIP and her equipment shall be in the BUILDER.

6.	Removal of DRILLSHIP:

The BUYER shall take possession of the DRILLSHIP immediately upon delivery and acceptance thereof and shall remove the DRILLSHIP from the premises of the Shipyard within Three (3) days after delivery and acceptance thereof is effected.

If the BUYER shall not remove the DRILLSHIP from the premises of the Shipyard within the aforesaid Three (3) days, in such event, the BUYER shall pay to the BUILDER the reasonable mooring charges of the DRILLSHIP.

(End of Article)

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.	Causes of Delay (Force Majeure):

If, at any time either the construction or delivery of the DRILLSHIP or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, prolonged failure of electric current, freight embargoes, or defects in major forgings or castings, if any, or shortage of materials, machinery or equipment in inability to obtain delivery or delays in delivery of materials, machinery or equipment other than resulting from any act, omission or improvidence of the BUILDER or its agents, employees or Subcontractors, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time, or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care, or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or delay in the construction of the BUILDER’S other new-building projects in the same dry-dock due to any such causes as described in this Article which in turn delay the keel laying and eventual delivery of the DRILLSHIP in view of the Shipyard’s overall building program or the BUILDER’S performance under this Contract, or by destruction of the premises or works of the BUILDER or its sub-contractors, or of the DRILLSHIP, or any part thereof, by fire, landslides, flood, lightning, explosion, or other causes beyond the control of the BUILDER, or its sub-contractors, as the case may be, or for any other causes which, under terms of this Contract, authorize and permit extension of the time for delivery of the DRILLSHIP, then, in the event of delays due to the happening of any of the aforementioned contingencies, the Delivery Date of the DRILLSHIP under this Contract shall be extended for a period of time which shall not exceed the total accumulated time of all such delays.

The BUILDER’S entitlement to extension of the Delivery Date due to any of the aforesaid events shall, however, always be subject to the delay, or any part of the delay, not being caused by the BUILDER’S error, neglect, act or omission or that of its agents, employees or Subcontractors, and that the BUILDER having taken all reasonable steps to mitigate the effect of the event upon the Delivery Date.

2.	Notice of Delay:

Within Ten (10) days after the date of occurrence of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date, the BUILDER shall notify the BUYER in writing or by telefax confirmed in writing of the date when such cause of delay occurred. Likewise, within Ten (10) days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER in writing or by telefax confirmed in writing of the date when such cause of delay ended.

The BUILDER shall also notify promptly the BUYER of the period, by which in their opinion the Delivery Date is postponed by reason of such cause of delay. If the BUILDER does not give the timely advice as above, the BUILDER shall lose the right to claim such delays as permissible delay.

Failure of the BUYER to acknowledge to the BUILDER’S claim for postponement of the Delivery Date within Ten (10) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object to such postponement of the Delivery Date.

3.	Definition of Permissible Delay:

Delays on account of such causes as specified in Paragraph 1 of this Article and any other delay of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided for in Article III hereof.

4.	Right to Rescind for Excessive Delay:

If the total accumulated time of all delays claimed by the BUILDER on account of the causes specified in Paragraph 1 of this Article, excluding other delays of the nature which under the terms of this Contract permit postponement of the Delivery Date, amounts to Two Hundred and Ten (210) days or more, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article X hereof.

The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within Fourteen (14) working days after such demand is received by the BUYER either notify the BUILDER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to an agreed specific future date, which date BUILDER represents to BUYER is the earliest date BUILDER can deliver the DRILLSHIP to BUYER, based on the circumstances then known, it being understood by the parties hereto that if the DRILLSHIP is not delivered by such future date, the BUYER shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

(End of Article)

ARTICLE IX - WARRANTY OF QUALITY

1.	Guarantee:

The BUILDER, for the period of Twelve (12) months after delivery of the DRILLSHIP (hereinafter called “Guarantee Period”), guarantees the DRILLSHIP and her engines, including all parts and equipment manufactured, furnished or installed by the BUILDER or its subcontractors under this Contract, and including the machinery, equipment and appurtenances thereof (including the installation work performed or required to be performed by BUILDER under this Contract for the BUYER supplied or furnished equipment), under the Contract but excluding any item which is supplied or designated by the BUYER or by any other bodies on behalf of the BUYER, against all defects discovered within the Guarantee Period which are due to defective material, design and/or poor workmanship or negligent or other improper acts or omissions on the part of the BUILDER or its subcontractors (hereinafter called the “Defect” or “Defects”) and are not a result of accident, ordinary wear and tear, misuse, mismanagement, negligent or other improper acts or omissions or neglect on the part of the BUYER, its employee or agents.

2.	Notice of Defects:

The BUYER shall notify the BUILDER in writing, or by telefax confirmed in writing, of any Defect for which claim is made under this guarantee, as promptly as possible after discovery thereof. The BUYER’S written notice shall describe the nature, cause and extent of the Defects.

The BUILDER shall have no obligation for any Defect discovered prior to the expiry date of the Guarantee Period, unless notice of such Defect is received by the BUILDER not later than Fourteen (14) working days after the expiry of the Guarantee Period.

3.	Remedy of Defects:

(a)	The BUILDER shall remedy, at its expense, any Defect against which the DRILLSHIP is guaranteed under this Article, by making all necessary repairs or replacements at the Shipyard.

(b)	However, if it is impracticable to bring the DRILLSHIP to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the nearest airport or port from the DRILLSHIP, unless forwarding or supplying thereof would impair or delay the operation or working schedule of the DRILLSHIP. In the event that the BUYER proposes to cause the necessary repairs or replacements for the DRILLSHIP to be made at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the BUILDER notice in writing or by telefax confirmed in writing of the time and place when and where such repairs will be made, and if the DRILLSHIP is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature, cause and extent of the Defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by telefax or telex after such examination has been completed, of its acceptance or rejection of the Defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’S acceptance of the Defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER for such repairs or replacements a sum equal to the necessary and reasonable cost of making the same repairs or replacements in a competent shipyard at a reasonable location, at the prices prevailing at the time of such repairs or replacements are made. The reimbursement of the cost incurred in relation to guarantee works shall be paid after the repairs or replacements are made but if not made or the costs incurred for each such repair or replacement is below US$ 100,000, such costs shall be paid at the expiration of the guarantee period.

(c)	The BUILDER guarantees repairs or replacements to the DRILLSHIP made under the guarantee in paragraph 1 of this Article for a further period of Twelve (12) months from the date of completion of such repair or replacement. In any case, the maximum guarantee period shall not exceed Eighteen (18) months.

(d)	In any case, the DRILLSHIP shall be taken, at the BUYER’S cost and responsibility, to the place elected, ready in all respects for such repairs or replacement.

(e)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XII hereof.

4.	Extent of BUILDER’S Responsibility

(a)	The BUILDER shall have no responsibility or liability for any other defect whatsoever in the DRILLSHIP than the Defects specified in Paragraph 1 of this Article. Nor the BUILDER shall in any circumstance be responsible or liable for any consequential or special loss, damage or expense including but not limited to loss of time, loss of profit of earning or demurrage directly or indirectly occasioned to the BUYER by reason of the Defects specified in Paragraph 1 of this Article or due to repairs or other works done to the DRILLSHIP to remedy such Defects.

(b)	The BUILDER shall not be responsible for any defect in any part of the DRILLSHIP which may, subsequently to delivery of the DRILLSHIP, have been replaced or repaired in any way by any other contractor, or for any defect which have been caused or aggravated by omission or improper use and maintenance of the DRILLSHIP on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other reason beyond control of the BUILDER.

(c)	The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the DRILLSHIP by the BUILDER for and to the BUYER.

(End of Article)

ARTICLE X - RESCISSION BY BUYER

1.	Notice:

The payments made by the BUYER prior to delivery of the DRILLSHIP shall be in the nature of advances to the BUILDER, and in the event that the DRILLSHIP is rejected by the BUYER or the Contract is rescinded by the BUYER in accordance with the terms of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing or by telefax confirmed in writing, and such rescission shall be effective as of the date when notice thereof is received by the BUILDER.

2.	Refundment by BUILDER:

In case the BUILDER receives the notice stipulated in Paragraph 1 of this Article, the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the DRILLSHIP, together with the interest thereon, unless the BUILDER proceeds to the arbitration under the provisions of Article XII hereof. The BUILDER shall also return any BUYER’S Supplies, or if such cannot be returned, the BUILDER shall pay to the BUYER an amount equal to the BUYER’S costs for such equipment.

In the event of such rescission by the BUYER, the BUILDER shall pay the BUYER interest at the rate of six percent (6%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were paid by the BUYER to the BUILDER to the date of remittance by transfer of such refund to the BUYER by the BUILDER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 4 of Article VIII hereof, then in such event the BUILDER shall pay the BUYER interest at the rate of four and a half percent (4.5%) per annum on the sums refundable.

As security for refund of installments prior to delivery of the DRILLSHIP, the BUILDER shall furnish to BUYER, prior to the due date of the first installment, with an irrevocable letter of guarantee covering the amount of such pre-delivery installments and issued by KEXIM, KDB, or a bank acceptable to the BUYER in favour of the BUYER. Such letter of guarantee shall have substantially the same form and substance as Exhibit “4” annexed hereto.

3.	Discharge of Obligations:

Upon such refund by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged, without prejudice, however, to any claims either party may have resulting from the other party’s breach of any of its obligations under this Contract.

(End of Article)

ARTICLE XI - BUYER’S DEFAULT

1.	Definition of Default:

The BUYER shall be deemed to be in default of its performance of obligations under this Contract in the following cases:

(a)	If the first installment is not paid in full by the BUYER within Five (5) banking days in New York after the signing of the Contract and the receipt of original Refundment Guarantee or if any of the second, third or fourth installment is not paid in full by the BUYER to the BUILDER within Three (3) banking days in New York after such installment becomes due and payable as provided in Article II hereof; or

(b)	If a performance guarantee by Cardiff Marine Inc. is not presented to the BUILDER within 5 banking days from the Effective Date of this Contract.

(c)	If the fifth installment, after adjustment pursuant to the relevant provisions of this Contract, is not paid in full by the BUYER to the BUILDER concurrently with the delivery of the DRILLSHIP as provided in Article II hereof; or

(d)	If the BUYER, when the DRILLSHIP is duly tendered for delivery by the BUILDER in accordance with the provisions of this Contract, fails to accept the DRILLSHIP within Five (5) days from the tendered date without any specific and valid ground thereof under this Contract.

2.	Effect of Default on or before Delivery of DRILLSHIP:

(a)	Should the BUYER make default in payment of any installment of the Contract Price on or before delivery of the DRILLSHIP, the BUYER shall pay the installment(s) in default plus accrued interest thereon at the rate of six percent (6%) per annum computed from the due date of such installment provided in Paragraph 4 of Article II hereof up to the date when the BUILDER receives the payment, and, for the purpose of Paragraph 1 of Article VII hereof, the Delivery Date of the DRILLSHIP shall be automatically extended by a period of continuance of such default by the BUYER.

In any event of default by the BUYER, the BUYER shall also pay all charges and expenses incurred to the BUILDER in direct consequence of such default.

(b)	If any default by the BUYER continues for a period of Fifteen (15) days, the BUILDER may, at its option, rescind this Contract by giving notice of such effect to the BUYER by telefax confirmed in writing.

Upon dispatch by the BUILDER of such notice of rescission, this Contract shall be forthwith rescinded and terminated. In the event of such rescission of this Contract, the BUILDER shall be entitled to retain any installment or installments already paid by the BUYER to the BUILDER on account of this Contract and the BUYER’s Supplies already delivered to the Shipyard, if any.

3.	Disposal of DRILLSHIP:

(a)	In the event that this Contract is rescinded by the BUILDER under the provisions of Paragraph 2(b) of this Article, the BUILDER may, at its sole discretion, either complete the DRILLSHIP and sell the same, or sell the DRILLSHIP in its incomplete state, free of any right or claim of the BUYER. Such sale of the DRILLSHIP by the BUILDER shall be either by public auction or private contract at the BUILDER’s sole discretion and on such terms and conditions as the BUILDER shall deem fit.

(b)	In the event of such sale of the DRILLSHIP, the amount of the sale received by the BUILDER shall be applied firstly to all expenses attending such sale or otherwise incurred to the BUILDER as a result of the BUYER’s default, secondly to the payment of all costs and expenses of construction of the DRILLSHIP incurred to the BUILDER less BUYER’s Supplies and the installments already paid by the BUYER, and then to the compensation to the BUILDER for a reasonable cost due to rescission of this Contract, and finally to the repayment to the BUYER if any balance is obtained.

(c)	If the proceeds of sale are insufficient to pay such total costs and loss of profit as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

(End of Article)

ARTICLE XII - ARBITRATION

1.	Decision by the Classification Society:

If any dispute arises between the parties hereto in regard to the design and/or construction of the DRILLSHIP, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of this Contract or the Specifications, the parties may by mutual agreement refer the dispute to the Classification Society or to such other expert as may be mutually agreed between the parties hereto, and whose decision shall be final, conclusive and binding upon the parties hereto.

2.	Proceedings of Arbitration in London UK.:

In the event that the parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this Contract, including any dispute regarding its validity and existence, or its rescission or any stipulation herein, such dispute shall be submitted to arbitration in London.

If the dispute or difference does not exceed the sum of Five Hundred Thousand United States Dollars (US$ 500,000) the arbitration shall be conducted in accordance with the London Maritime Arbitrators Association’s Small Claims Procedure current at the time when the arbitration proceedings are commenced.

For disputes of value above Five Hundred Thousand United States Dollars (US$ 500,000) each party shall appoint an arbitrator and in the event that they cannot agree, the two arbitrators so appointed shall appoint an Umpire.

If the two arbitrators are unable to agree upon an Umpire within Twenty (20) days after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the Umpire, and the two arbitrators and the Umpire shall constitute the Arbitration Board.

Such arbitration shall be in accordance with and subject to the provisions of the British Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force.

Either party may demand arbitration of any such dispute by giving notice to the other party. Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration.

Within Fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint an arbitrator as aforementioned within Fourteen (14) days following receipt of notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Board.

The award of the Arbitration Board shall be final and binding on both parties.

3.	Notice of Award:

The award decision shall immediately be communicated to the BUYER and the BUILDER by facsimile and confirmed in writing.

4.	Expenses:

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses that each party shall bear.

5.	Entry in Court:

In case of failure by either party to respect the award of the arbitration, the judgment may be entered in any proper court having jurisdiction thereof.

6.	Alteration of Delivery Date:

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the DRILLS HIP, the award may include any adjustment of the Delivery Date that the Arbitration Board may deem appropriate.

(End of Article)

ARTICLE XIII - SUCCESSOR AND ASSIGNS

The BUILDER agrees that, prior to delivery of the DRILLSHIP, this Contract may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred to and the title thereof may be taken by another company.

In the event of any assignment or novation pursuant to the terms of this Contract, the assignee shall succeed to all of the rights and obligations of the assignor under this Contract and the assignor shall remain responsible for the fulfillment of this Contract.

In the event of the assignment or novation from the BUYER to any other individual or company pursuant to this provision, the BUILDER shall be entitled to request issuance of a Performance Guarantee from the BUYER having identical form and contents as Exhibit “5” annexed hereto.

In the event of any resale, assignment or novation of the Contract, any and all matters determined by mutual agreement between the BUYER and the BUILDER prior to the resale, assignment or novation of the Contract shall be accepted and complied by the New BUYER (i.e., assignee). If the New BUYER or its Supervisor makes unreasonable requests that may have a significant impact on the delivery schedule of the DRILLSHIP and/or costs of construction (including, without limitation to, request for substantial change of ship type or excessive revision of design specification, etc.), the BUILDER shall be entitled to withhold its consent to the resale, assignment or novation of the Contract but in such situation the BUILDER may grant at its option consent to such resale, assignment or novation if the New BUYER will bear any and all direct and indirect costs attributable to such requests and changes resulting therefrom.

(End of Article)

ARTICLE XIV - TAXES AND DUTIES

1.	Taxes and Duties Incurred in Korea:

The BUILDER shall bear and pay all taxes, duties, stamps and fees incurred in Korea in connection with execution and/or performance of this Contract as the BUILDER, except for any taxes and duties imposed in Korea upon the BUYER’s Supplies.

2.	Taxes and Duties Incurred Outside Korea:

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside Korea in connection with execution and/or performance of this Contract as the BUYER, except for taxes and duties imposed upon those items to be procured by the BUILDER for construction.

(End of Article)

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.	Patents:

BUILDER agrees to defend, indemnify and hold BUYER harmless from any liability or claims of infringement of patent rights, utility model rights, trade mark rights or copyrights, or any other intellectual property rights of any third party relating to the construction and supply of the DRILLSHIP.

With regard to the performance of the current Contract, notwithstanding anything to the contrary herein, BUYER shall defend, indemnify and hold BUILDER harmless from any liability or claims of infringement of patent rights, utility model rights, trade mark rights or copyrights, or any other intellectual property rights of any third party related to (i) process supplied by BUYER, (ii) BUYER’s Supplies and (iii) any construction, operation or use of the drilling system.

Except as otherwise provided for in this Contract, nothing contained herein shall be construed as transferring any rights in any patent, trademarks or copyrights utilized in the performance of this Contract.

2.	General Plans, Specifications and Working Drawings:

The BUILDER retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the DRILLSHIP, and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, such consent not to be unreasonably withheld, except where it is necessary for usual operation, repair and maintenance of the DRILLSHIP.

(End of Article)

ARTICLE XVI - BUYER’S SUPPLIES

1.	Responsibility of BUYER:

(a)	The BUYER shall, at its own risk, cost and expense, supply and deliver to the BUILDER all of the items to be furnished by the BUYER as specified in the Specifications (herein called the BUYER’s Supplies) at warehouse or other storage of the Shipyard in the complete, proper condition ready for installation in or on the DRILLSHIP, in accordance with the time schedule designated and advised by the BUILDER to the BUYER.

(b)	In order to facilitate installation by the BUILDER of the BUYER’S Supplies in or on the DRILLSHIP, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the BUILDER, the BUYER, without any charge to the BUILDER, shall cause the representatives of the manufacturers of the BUYER’s Supplies to advise the BUILDER in installation thereof in or on the DRILLSHIP.

(c)	Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

(d)	A delivery Schedule of the BUYER’s Supplies, if any of such have effect on the BUILDER’s construction of the DRILLSHIP, shall be finalized and settled within one hundred and fifty (150) calendar days from the date of the Contract signing. Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated, the Delivery Date shall be automatically extended for a period that actually caused the delay in the delivery of the DRILLSHIP.

(e)	If delay in delivery of any of the BUYER’s Supplies, having effect on the BUILDER’s construction of the DRILLSHIP, exceeds thirty (30) days, then, the BUILDER shall be entitled to proceed with construction of the DRILLSHIP without installation thereof in or on the DRILLSHIP as hereinabove provided, and the BUYER shall accept and take delivery of the DRILLSHIP so constructed, unless such delay is caused by Force Majeure in which case the provision Paragraph 1(d) of this Article shall apply.

2.	Responsibility of BUILDER:

The BUILDER shall be responsible for storing and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the DRILLSHIP, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

It will be the BUILDER’s responsibility to the BUYER to: (i) if applicable, assemble the BUYER’s Supplies; (ii) test the BUYER’s Supplies as necessary or appropriate; (iii) install the BUYER’s Supplies on the DRILLSHIP, in modules, as required, or otherwise as required, and to integrate the BUYER’s Supplies into the overall designed system of the DRILLSHIP. In no event will BUILDER charge any additional cost for any of the above. The BUILDER will perform above works under guidance of BUYER and the Vendors representative when required. Any rework involved due to no fault of the BUILDER shall be to BUYER’s cost and responsibility.

3.	Title:

Title to the BUYER’s Supplies shall at all times remain with the BUYER during the Contract; however, the BUILDER shall have the risk of loss of or damage to such BUYER’s Supplies from the time set out in subparagraph 1(a) of this Article until delivery of the DRILLSHIP.

(End of Article)

ARTICLE XVII - INSURANCE

1.	Extent of Insurance Coverage:

From the time of the keel-laying until delivery of the DRILLSHIP, the BUILDER shall, at its own cost and expense fully insure the DRILLSHIP and all machinery, materials and equipment delivered to the Shipyard for the DRILLSHIP, including BUYER’s Supplies, built into or installed in or upon the DRILLSHIP against all risks under the “Institute Clauses for Builder’s Risks” with first class insurance company or underwriters in Korea. From the time of the first arrival of the BUYER’s Supplies in Korea until delivery of the DRILLSHIP, the BUILDER shall keep the BUYER’s Supplies fully insured with the aforementioned insurance companies or underwriters to cover BUILDER’s Risk.

The BUILDER shall promptly furnish the BUILDER with certified copies in the English language of the insurance policies taken out.

2.	Application of the Recovered Amounts:

In the event that the DRILLSHIP shall be damaged from any insured cause at any time before delivery of the DRILLSHIP, and in the further event that such damage shall not constitute an actual or constructive total loss of the DRILLSHIP, the amount received in respect of the insurance shall be applied by the BUILDER in repair of such damage, satisfactory to the Classification Society and its requirements, and the BUYER shall accept the DRILLSHIP under this Contract if completed in accordance with this Contract and the Specifications, however, subject to the extension of delivery time under Article VIII hereof (except in case of negligence of the BUILDER).

Should the DRILLSHIP from any cause become an actual or constructive total loss, the BUILDER shall by the mutual agreement between the parties hereto, either:

(a)	Proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance shall be applied to the construction and repair of damage of the DRILLSHIP, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time as may be necessary for the completion of such reconstruction and repair; or

(b)	Refund promptly to the BUYER the full amount of all sums paid by the BUYER to the BUILDER as installments in advance of delivery of the DRILLSHIP, and deliver to the BUYER all BUYER’s Supplies (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically terminated and shall be deemed rescinded for purposes of Article X hereof and all rights, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

If the parties fail to reach such agreement within Sixty (60) days after the DRILLSHIP is determined to be an actual or constructive total loss, the provisions of sub-paragraph 2 (b) as above shall apply.

3.	Termination of BUILDER’s Obligation to Insure:

The BUILDER shall be under no obligation to insure the DRILLSHIP hereunder after delivery thereof and acceptance by the BUYER.

(End of Article)

ARTICLE XVIII - NOTICE

1.	Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:

Drillship Hydra Owners Inc. c/o Cardiff Marine Inc.

80 Kifissias Avenue,

GR-151 25 Amaroussion,

Greece

Fax no. (+30)210 8090205

E-mail: finance@cardiff.gr for the attention of Mr. Aristidis Ioannidis

             newbuildings@cardiff.gr for the attention of Mr. George Kourelis

To the BUILDER:

Samsung Heavy Industries Co., Ltd.

34th Floor, Samsung Life Insurance Seocho Tower 1321-15,

Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857

Seoul, Korea 135-080

Facsimile No.: (+82) 2 3458 7369

Telephone No.: (+82) 2 3458 73137

E-mail: harris.lee@samsung.com

or preferably to its Geoje Yard:

Samsung Heavy Industries Co., Ltd.

P.O. Box Gohyun 9

530, Jangpyung-ri, Sinhyun-up,

Geoje-city, Gyungnam, Korea

Facsimile No.: (+82 55 630 6070)

2.	Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

3.	Effective Date of Notice:

The notice in connection with this Contract shall become effective from the date when such notice is received by the BUYER or by the BUILDER except otherwise described in the Contract.

(End of Article)

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon signing by the parties hereto.

(End of Article)

ARTICLE XX - INTERPRETATION

1.	Laws Applicable:

The parties hereto agree that the validity and the interpretation of this Contract and of each Article and part thereof shall be governed by the laws of England.

2.	Discrepancies:

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit an interpretation inconsistent with any provision of this Contract, then, in each and every such event, the applicable provisions of this Contract shall prevail and govern. In the event of conflict between the Specifications and Plans, the Specifications shall prevail and govern.

3.	Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4.	Amendments and Supplements:

Any supplement, memorandum of understanding or amendment, whatsoever form it may be relating to this Contract, to be made and signed among parties hereof after signing this Contract, shall be the integral part of this Contract and shall be predominant over the respective corresponding Article and/or Paragraph of this Contract.

(End of Article)

ARTICLE XXI - CONFIDENTIALITY

BUILDER and BUYER agree that the terms and conditions of this Contract shall remain confidential and neither party shall disclose any such terms and conditions of this Contract to any third party without first obtaining the prior written consent of the other, provided however, that either party shall be entitled to disclose any or all of the terms and conditions of the Contract to the extent it is necessary to do so to implement, effectuate and comply with the terms of the Contract or to otherwise exercise any right or discharge any obligation that party may have pursuant to this Contract or any laws, rules and regulations.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

BUYER:	BUILDER:

For and on behalf of the BUYER: DRILLSHIP-HYDRA OWNERS INC.	For and on behalf of the BUILDER: SAMSUNG HEAVY INDUSTRIES CO., LTD

/s/ George Economou	/s/ J.W. Kim
By: Mr. George Economou	By: Mr. J.W. Kim
Title: Authorized Signatory	Title: President & CEO

WITNESSED BY	WITNESSED BY

/s/ Aristidis Ioannidis	/s/ H.Y. Lee
By: Mr. Aristidis Ioannidis	By: H.Y. Lee
Title: General Manager of Cardiff Marine Inc.	Title: Chief Marketing Officer

EXHIBIT “1” VESSEL SPECIFICATION

The Vessel Specification of this Contract for HN. 1837 shall be based on AFC(Approved For Construction) Drawings and Specifications of HN. 1674 as of the date of this Contract signing including all amendments, additions, deletions and variations (identified by italic boldic characters which shall prevail the Specification of HN.1674) incorporated into the Specification (Doc. No. SP07146.FS02 of September 14th, 2007) and Manufacturer List (Doc. No. SPO7146.ML02 of September 14th 2007)

EXHIBIT “2” TOPSIDE SPECIFICATION

The Topside Specification of this Contract for HN.1837 shall be based on AFC (Approved for Construction) Drawings and Specifications of HN. 1674 as of the date of this Contract signing including all amendments, additions, deletions and variations incorporated into the Specification (Doc. No. SP07146.FS01 of September 14th, 2007).

EXHIBIT “3” DELIVERY AND CONSTRUCTION SCHEDULE

Drilling Package Delivery (DES Geoje)
2009-11-01	Bulk tanks. Pumps for reserve & waste
2009-12-01	Equipment in the Mud Process. Subsea Control & Mud Module
2009-12-01	BOP A Diverter Control System
2010-01-01	Equipment on Drillfloor, Catwalks, Utility winches
2010-02-15	Derrick A Derrick Component, Hoists, Riser Tensioners, BOP Teststump
2010-04-15	BOP/X-mas tree skidding system, Guidance system, UR
2010-06-15	Knuckle boom Cranes. BOP Cranes, Loose Equipment
2010-10-15	BOP
2010-11-15	Riser System

EXHIBIT “4” LETTER OF REFUNDMENT GUARANTEE NO.

Gentlemen:

We hereby open our irrevocable letter of guarantee No. in favor of Drillship Hydra Owners Inc. (hereinafter called the “BUYER”) for account of Samsung Heavy Industries, Seoul, Korea as follows in consideration of the Drillship contract dated 17th September 2007 (hereinafter called the “Contract”) made by and among the BUYER and Samsung Heavy Industries Co., Ltd. (hereinafter called the “BUILDER”) for the construction of one (1) Drillship composed of hull part and topside part, having BUILDER’S Hull No. 1837 (hereinafter called the “DRILLSHIP”).

If in connection with the terms of the Contract the BUYER shall become entitled to a refund of the advance payments) made to the BUILDER prior to the delivery of the DRILLSHIP, we hereby irrevocably guarantee as primary obligor and not merely as surety the repayment of the same to the BUYER immediately on demand USD 91,105,500 (Say United States Dollars Ninety One Million One Hundred Five Thousand Five Hundred only) together with interest thereon at the rate of six percent (6%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased, not more than three (3) times, upon BUILDER’S receipt of the respective installment: each time by the amount of instalment of USD 91,105,500, USD 91,105,500 and USD 91,105,500 respectively, plus interest thereon as provided in the Contract, but in any eventuality the amount of this guarantee shall not exceed the total sum of USD 364,422,000 (Say United States Dollars Three Hundred Sixty Four Million Four Hundred Twenty Two Thousand only) plus interest thereon at the rate of six per cent (6%) per annum from the date following the date of BUILDER’S receipt of each installment to the date of remittance by telegraphic transfer of the refund.

In case any refund is made to you by the BUILDER or by us under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

In the event of cancellation of the Contract being based on delays due to force majeure or other causes beyond the control of the BUILDER, as required by Article X of the Contract, interest shall be paid at the rate of Four and a half percent (4.5%) per annum from the date of following the date of Builder’s receipt of each installment to the date of remittance by telegraphic transfer of the refund.

This letter of guarantee is available against BUYER’S simple receipt and signed statement certifying that BUYER’S demand for refund has been made in conformity with Article X of the Contract and the BUILDER has failed to make the refund within Thirty (30) days after your demand to the BUILDER. Refund shall be made to you by telegraphic transfer in United States Dollars in freely transferable funds and free and clear of and without deduction for and on account of any set off, counterclaim or present or future tax, levy, impost, duty, charge, fee or other withholding of any nature whatsoever imposed and by whomsoever on yourselves. In the event we are required by law to make any deduction or withholding from any payment to be made by it pursuant to this letter of guarantee, we will pay to you whatever additional amount (after taking into account any additional taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, you receive a net sum equal to the sum which you would have received had no deduction or withholding been made.

This letter of guarantee shall expire and become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of delivery of the DRILLSHIP in accordance with the terms of the Contract and, in either case, this letter of guarantee shall be returned to us. This guarantee is valid from the date of this letter of guarantee until delivery or in the event of delayed delivery until such time as the DRILLSHIP is delivered by the BUILDER to the BUYER in accordance with the terms of the Contract.

Notwithstanding the provisions hereinabove, in case we receive notification from you or the BUILDER confirmed by the Arbitration Board stating that your claim to cancel the Contract or your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, the period of validity of this guarantee shall be extended until Sixty (60) days after the final award shall be rendered in the Arbitration and a copy thereof acknowledged by the Arbitration Board. In such case, this guarantee shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to us.

This guarantee shall not be affected by any extension of time or concession granted by the BUYER to the BUILDER or any delay or failure of the BUYER in enforcing its rights under the Contract.

The BUYER shall have the right to assign this guarantee and all of its benefits to any assignee to whom the Contract is assigned.

This guarantee shall be governed by the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the courts of England. If we receive written or telefaxed notice from you or the BUILDER that there exists an arbitration between you and BUILDER or that you have made a formal demand of us under this Letter of Guarantee we shall within thirty (30) days of receipt of such notice irrevocably appoint an agent for service of process in respect of any proceedings in England and notify you of such appointment and undertake that, throughout the terms of this Letter of Guarantee, we will retain such agent in England for such purposes. If we fail to make such appointment and/or give such notification within thirty (30) day period we hereby appoint and be deemed to have appointed the London branch of our bank currently at 1st Floor, Boston House 63-64 New Broad Street, London EC2M 1JJ United Kingdom.

Any notice or demand under this Letter of Guarantee required to be given by yourselves to us shall be addressed to us as follows:

Address: 16-1, Yoido-Dong, Yeongdeungpo-Gu, Seoul 150-996 Korea

Tel: +82-2-3779-6318

Fax: +82-2-3779-6745

Very truly yours,

The Export-Import Bank of Korea

EXHIBIT “5” PERFORMANCE GUARANTEE

Messrs.

Samsung Heavy Industries Co., Ltd.

34th Floor, Samsung Life Insurance Seocho Tower

1324-15, Seocho-Dong, Seocho-Gu,

Seoul, Republic of Korea 137-857

In consideration of the assignment of a certain shipbuilding contract dated September 17th 2007 (hereinafter called the “Contract”) by us to (hereinafter called the “BUYER”), for the construction of one (1) Drillship having your Hull No. 1837 (hereinafter called the “Drillship”) providing among other things for payment of the Contract Price amounting to United States Dollars Six Hundred Seven Million Three Hundred Seventy Thousand (US$ 607,370,000);

We, the undersigned, hereby irrevocably and unconditionally guarantee to you, your successors, and assigns the due and faithful performance by the BUYER of its all liabilities and responsibilities under the Contract and any supplement, amendment, change or modification hereafter made thereto, including but not limited to, due and prompt payment of the Contract Price by the BUYER to you, your successors, and assigns under the Contract and any supplement, amendment, change or modification as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this guarantee shall be fully applicable to the Contract as so supplemented, amended, changed or modified).

This Performance Guarantee shall be governed by the laws of England.

GUARANTOR : CARDIFF MARINE INC.

BY:

TITLE :

WITNESS :

EXHIBIT “6” OPTIONAL ITEMS

No	Items	Amount
1.1	Dual Drilling (Aux Rig): a) Travelling block b) Retractable dolly c) Elevated backup tong d) Drawworks e) Drill line & Reel f) Deadline Anchor g) Top drive h) Mud standpipes manifold i) Cement standpipe manifold	US$	13,750,000
1.2	False rotary table in Aux well centre	US$	750,000
2	Personnel elevator in the Derrick	US$	952,000
3	Additional 3,000 ft of Riser	US$	15,000,000
4	7th Shale shaker	US$	425,000
5	Cutting dryer / Modification of conveyors	US$	1,060,000

Details for the above optional items are included in the Drillship Specification (Doc. No. SP07146.FS01 and Doc. No. SP07146.FS02 of September 14th 2007)